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EXHIBIT 11

ENTREMED, INC.

COMPUTATION OF EARNINGS PER SHARE (1)

                                                              Three Months Ended                      Nine Months Ended
                                                                  September 30,                          September 30,
                                                     1996                             1995        1996                    1995
                                                   ---------------------------------------------------------------------------
Weighted average common and common
equivalent shares outstanding during the period           11,993,912             5,463,575          8,710,439         5,315,435

Effect of common stock issued and stock options
and warrants granted subsequent to April 12, 1995
computed in accordance with the treasury stock
method as required by the SEC (2)                                  -             1,933,236            283,775         1,812,689

                                                    ---------------------------------------------------------------------------
Total common and common equivalent shares                 11,993,912             7,396,811          8,994,214         7,128,124
                                                    ===========================================================================

Net loss                                            $     (1,379,087)         $ (1,582,545)      $ (3,519,432)     $ (5,132,926)
                                                    ===========================================================================

Net loss per share                                  $          (0.11)         $      (0.21)      $      (0.39)     $      (0.72)
                                                    ---------------------------------------------------------------------------

(1) All share information has been adjusted to reflect a two-for-three reverse stock split.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common and Preferred Stock issued and stock options and warrants granted at prices below the initial public offering price of $ 15.00 per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.